FRENCH A HAMILTON
                                Attorneys at Law
                         14651 Dallas Parkway, Suite 434
                              Dallas, Texas 75240


            (972) 404-1414                         (972)404-1808 FAX


   H. Dawson French                                     Charles M. Hamilton

                                 August 18, 1999

Asset Servicing Corporation
709 B.W. Rusk, Suite 580
Rockwall, Texas 75087

      Attn: Charles Smith

Dear Mr. Smith:


          As the sole director, officer, and shareholder of Asset Servicing Corporation (the "Corporation"), you have requested my opinion as special securities counsel for the Corporation with regard to the issuance of its Common Stock, par value of $.001 per share (the "Common Stock"), upon organization and pursuant to a public offering of a maximum of not more than 1,000,000 shares and a minimum of not less than 50,000 shares, at a price of $1.00 per share.

          In  this  respect  I have  examined  the  following  documents  of the
          Corporation:

          l. Articles of Incorporation filed with the Secretary of State of Nevada under date of May 27, 1998.

          2. A set of by-laws approved and adopted by the Corporation upon its organization.

          3. Minutes of the organizational meeting held by Charles Smith on May 29, 1998, as the sole director named in the Articles of Incorporation, during which the following business among others was transacted.

               * Issuance of 200,000 shares of the Corporation's Common Stock to Charles Smith for services rendered and cash advanced to or for the Corporation at a stated value of $2,500.

               * Authorization for a pubic offering of not more than 1,000,000 shares and not less than 50,000 shares of the Corporations's Common Stock at a price of $1.00 per share pursuant to a registration statement to be filed by the Corporation with the SEC on Form SB-l.

Asset Servicing Corporation
August 18, 1999
Page 2





          Based upon my examination of the foregoing documents, which constitute all of the records of the corporation, I am of the opinion that the 200,000 shares of its Common Stock presently outstanding constitute validly issued, fully paid and non-assessable shares of Common Stock and that the shares authorized for issuance pursuant to the public offering will upon payment therefor likewise constitute validly issued, fully paid and non-assessable shares of capital stock of the Corporation.




                                        Yours Truly,



                                        /s/ H. Dawson French
                                        ---------------------
                                            H. Dawson French


HDF/mwf